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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

        O2Diesel Corporation (the "Company") is a Delaware corporation. The table below sets forth all of the Company's subsidiaries as to state or jurisdiction of organization.

Subsidiary	State or Jurisdiction of Organization
O2Diesel, Inc.	Delaware
O2Diesel Químicos, Ltda.	Brazil
O2Diesel R&D SPA, S.L.	Spain
O2Diesel Europe PLC	Ireland
O2Diesel Asia Limited	Ireland

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT